UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

SCHEDULE 14A
(RULE 14a-101)

__________________________________________

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WhiteFiber, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WHITEFIBER, INC.
31 Hudson Yards, Floor 11, Suite 30
New York, N.Y., 10001

NOTICE OF ANNUAL GENERAL MEETING

To be held on December 1, 2026

To the Shareholders of WhiteFiber, Inc.:

Notice is hereby given that the 2026 Annual General Meeting of the Shareholders (the “Annual Meeting”) of WhiteFiber, Inc. (the “Company”) will be held on December 1, 2026 at 9:00 a.m. (Eastern Time). The Annual Meeting will be held in a virtual meeting format only, via live webcast. You will be able to attend, vote your ordinary shares of par value US$0.01 each, and submit questions during the Annual Meeting by visiting https://event.webcasts.com/starthere.jsp?ei=1779743&tp_key=6c293fd683 for the purpose of considering and, if thought fit, passing, with or without amendment, the following resolutions:

1.      Ordinary resolutions to re-elect each of our five existing directors as a director of the Company to hold office until the next annual general meeting of the Company.

2.      An ordinary resolution to ratify the appointment of the Company’s independent registered public accounting firm.

3.      Any other resolutions to transact any other business that are properly brought before the Annual Meeting or any adjournment or postponement thereof.

The close of business on October 6, 2026 has been fixed as the record date for the purpose of determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. The register of members of the Company will not be closed. The date on which this proxy statement and the accompanying form of proxy card will first be mailed or given to the Company’s shareholders is on or about October 21, 2026.

Details regarding the Annual Meeting and the business to be conducted are more fully described in the accompanying proxy statement.

By Order of the Board of Directors,
/s/ Sam Tabar
Mr. Sam Tabar, Director
Dated: October 21, 2026

If your shares are registered in the name of your broker, bank or other nominee, you are a “beneficial owner” of the shares. Beneficial owners of shares who wish to attend the Annual Meeting must obtain a valid legal proxy by contacting your account representative at the bank, broker, or other nominee that holds your shares and then register in advance to attend the Annual Meeting. After obtaining a valid legal proxy from your bank, broker or other nominee, to then register to attend the Annual Meeting, you must submit a copy of your legal proxy reflecting the number of your shares along with your name and e-mail address to Andrew Collins. Request for registration should be directed to proxy@transhare.com, or to facsimile number 1-727-269-5616. Written requests can be mailed to: TranShare Corporation, 17755 US Highway 19 N, Suite 140, Clearwater FL 33764, Attn: Proxy Team. Requests for registration must be labeled as “Legal Proxy” and be received no later than 11:59 p.m. (Eastern Time) on November 30, 2026.

Your Board of Directors believes that the re-election of the nominees specified in the accompanying proxy statement as directors of the Company at the Annual Meeting is in the best interest of the Company and its shareholders and accordingly, unanimously recommends a vote “FOR” such nominees. The Board of Directors also recommends that you vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.

Proxies

Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend the Annual Meeting and are a record holder of shares of our Company, you may vote during the virtual meeting at https://event.webcasts.com/starthere.jsp?ei=1779743&tp_key=6c293fd683. If you hold your shares in street name and wish to vote your shares at the Annual Meeting, you should contact your broker about getting a proxy appointing you to vote your shares.

If you intend to vote by proxy, your proxy card must be returned no later than the time of the Annual Meeting (or any adjournment or postponement thereof).

A proxyholder does not need to be a shareholder of the Company.

A blank proxy form is attached. Please consider carefully the conditions attaching to appointment of a proxy. You may otherwise vote by any of the following options:

VOTE BY INTERNET

Use the internet to submit your proxy card at www.transhare.com. Click Vote Your Proxy and then click on the Company’s name and enter your control number.

VOTE BY EMAIL

Mark, sign and date your proxy card and return it via email to Proxy@Transhare.com. Include your control ID in your email.

VOTE BY FAX

Mark, sign and date your proxy card and return it via fax to 1-727-269-5616.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to:

Proxy Team

TranShare Corporation

Bayside Center 1

17755 U.S. Highway 19N

Suite 140

Clearwater, Florida 33764

WHITEFIBER, INC.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON DECEMBER 1, 2026

The proxy statement and annual report are available at https://www.transhare.com/whitefiber.

In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules, we are providing access to our proxy materials over the Internet to our shareholders rather than in paper form, which reduces the environmental impact of our annual meeting and our costs.

Accordingly, if you are a shareholder of record, a one-page Notice of Internet Availability has been mailed to you on or about October 21, 2026. Shareholders of record may access the proxy materials on the website listed above or request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. The Notice of Internet Availability also explains how you may request that we send future proxy materials to you by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you and conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it.

If you are a beneficial owner, you will not receive a Notice of Internet Availability directly from us, but your broker, bank or other intermediary will forward you a notice with instructions on accessing our proxy materials and directing that organization how to vote your shares, as well as other options that may be available to you for receiving our proxy materials.

Please refer to the question entitled “Who can vote at the annual meeting?” under “Questions and Answers” below for important details regarding different forms of stock ownership.

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GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of WhiteFiber, Inc. (the “Company,” “we,” “us,” or “our”) for the 2026 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held in a virtual meeting format only, via live webcast at https://event.webcasts.com/starthere.jsp?ei=1779743&tp_key=6c293fd683, on December 1, 2026 at 9:00 a.m. (Eastern Time), and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting.

The Company is soliciting your vote through the mail and will bear the cost of this solicitation. The Company does not intend to employ third-party solicitors, but our directors, officers, employees, and consultants may solicit proxies by mail, telephone, personal contact, or through online methods; to the extent they do so, the Company will reimburse their expenses for doing this. No additional compensation will be paid to directors, officers or other regular employees for such services. The Company will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of the Company’s shares. Other proxy solicitation expenses include those for preparation, mailing, returning, and tabulating the proxies.

Record Date

Only holders of our ordinary shares of record at the close of business on October 6, 2026 (the “Record Date”) are entitled to vote at the Annual Meeting. On the Record Date, the Company had 45,281,436 ordinary shares outstanding and entitled to vote at the Annual Meeting. The Company has no outstanding preference shares. For the purposes of voting at the Annual Meeting, shareholders will be entitled to one vote for each share they hold on the Record Date.

Quorum; Adjournments

No business may be transacted at any meeting of shareholders unless a quorum is present at the commencement of business. The presence of one or more shareholders holding shares that represent not less than one-third of the votes that may be cast by holders of the outstanding shares carrying the right to vote at the Annual Meeting present virtually or by proxy, shall constitute a quorum.

For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as present. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner signs and returns a proxy but does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. If a quorum is not present within fifteen minutes of the time appointed for the Annual Meeting, the Annual Meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is present, the Annual Meeting may be adjourned by the chair of the meeting by the consent or direction of shareholders attending the meeting. The Annual Meeting may be rescheduled at the time of the adjournment with no further notice of the rescheduled time (except such notice provided at the meeting at which the adjournment decision was made) if the meeting is adjourned for seven clear days or less. Should a meeting be adjourned for more than seven clear days, whether because of a lack of quorum or otherwise, shareholders shall be given at least seven clear days’ notice of the adjourned meeting. An adjournment will have no effect on the business to be conducted.

Required Vote

Each of the matters to be presented for a vote at the Annual Meeting will be approved by an ordinary resolution which shall be decided by way of poll. In this context, each ordinary resolution shall require the affirmative vote of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote virtually or by proxy, or, in the case of corporations, by their duly authorized representative, at the Annual Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Annual Meeting.

Our Amended and Restated Memorandum and Articles of Association (our “Articles”) do not contain any provisions that allow cumulative voting for elections of directors.

As of the date of this proxy statement, Bit Digital, Inc., our parent company, holds approximately 59.7% of our outstanding ordinary shares. Accordingly, Bit Digital, Inc. will be able to approve each of the matters presented to a vote of our shareholders, even if no other shares are voted in favor of such proposals.

Voting Procedures

Shareholders of Record.    If you are a shareholder of record, you may submit your proxy card electronically, or by dating and mailing the proxy card in the postage-paid envelope provided. If you intend to vote by proxy, your vote must be received by 11:59 p.m., local time on November 30, 2026 to be counted. In addition, you may vote your shares during the virtual Annual Meeting at https://event.webcasts.com/starthere.jsp?ei=1779743&tp_key=6c293fd683.

Street Name Holders.    If you are a street name holder, you will receive instructions from your bank or broker that you must follow to be able to attend the virtual Annual Meeting or to have your shares voted at the Annual Meeting.

If your shares are registered in your name, you are a shareholder of record with respect to those shares. On the other hand, if your shares are registered in the name of your broker or bank, your shares are held in street name and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker or bank how to vote your shares, and you will receive separate instructions from your broker or bank describing how to vote your shares.

If you submit a proxy card but do not indicate how to vote, your shares will be voted by the appointed proxies at their discretion.

Right to Revoke Proxy

You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a shareholder of record, you may revoke your proxy in any one of three ways:

1.      You may send in another proxy electronically or by mail with a later date, which must be received by 11:59 p.m., local time on November 30, 2026.

2.      You may notify us in writing (or if the shareholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) before the Annual Meeting that you are revoking your proxy. Written notice of such revocation should be sent to our transfer agent, TranShare Corporation, at 17755 US Highway 19 N, Suite 140, Clearwater FL 33764, Attn: Proxy Team, and must be received by 11:59 p.m., local time on November 30, 2026.

3.      You may vote during the virtual Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the voting instructions from that organization included with these proxy materials, or contact that organization to determine how you may revoke your proxy. The availability of electronic voting will depend on the voting process of the broker or nominee.

Appraisal Rights

The Board is not proposing any action for which the applicable rules and laws provide a right of a shareholder to obtain appraisal of or payment for such shareholder’s shares.

Additional Information

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Form 10-K”) and the Company’s Quarterly Reports on Form 10-Q for the three fiscal quarters of the fiscal year ended December 31, 2025, in each case as filed with the Securities and Exchange Commission, are being sent to all shareholders along with this proxy statement. Additional copies will be furnished without charge to shareholders upon written request. Exhibits to the 2025 Form 10-K will be provided upon written request. All written requests should be directed to the Company at its main office at 31 Hudson Yards, Floor 11, Suite 30, New York, NY 10001. The Company is subject to certain disclosure requirements of the Securities Exchange Act of 1934, as amended. The SEC maintains a website that contains various filings and reports regarding companies that file electronically with the SEC. The SEC’s website address is www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board has recommended that the Board nominate, and the Board has nominated, Sam Tabar, Pruitt Hall, Michael Rulf, Ichi Shih, and Jiashu (Bill) Xiong to each be re-elected as a director of the Company to hold office in accordance with the Articles until the next annual general meeting of the Company.

Director Nominees

The following table sets forth the individuals who are nominated for re-election as directors and their respective ages as of October 21, 2026.

Name	Age	Position
Sam Tabar	54	Chief Executive Officer and Director Nominee
Pruitt Hall(1)(2)(3)	67	Independent Director Nominee
Michael Rulf(2)(3)	55	Independent Director Nominee
Ichi Shih(1)(2)(3)	55	Independent Director Nominee
Jiashu (Bill) Xiong(1)(2)(3)	34	Independent Director Nominee

____________

(1)      Member of the Audit Committee with Ichi Shih as Audit Committee Chair and Audit Committee Financial Expert.

(2)      Member of the Compensation Committee with Pruitt Hall as Compensation Committee Chair.

(3)      Member of the Nominating and Corporate Governance Committee with Jiashu (Bill) Xiong as Nominating and Corporate Governance Committee Chair.

The following pages set forth the names of director nominees, their respective principal occupations, positions with the Company, and brief employment history of the past five years, including the names of other publicly held companies of which each serves or has served as a director during the past five years:

Sam Tabar.    Sam Tabar was appointed to serve as a director of WhiteFiber, beginning August 1, 2026. Mr. Tabar has served as WhiteFiber’s Chief Executive Officer since February 2025. Mr. Tabar served as Chief Strategy Officer of Bit Digital from March 31, 2021 to March 31, 2023, when he was appointed Chief Executive Officer of Bit Digital. Mr. Tabar was an independent contractor for Centerboard Securities LLC, as a FINRA registered representative, from June 2020 until his resignation on March 31, 2023. Prior thereto, Mr. Tabar served as the Co-Founder and Chief Strategy Officer of Fluidity from April 2017 to June 2020. Prior to this, he served as a Partner to FullCycle Fund from December 2015 to April 2017. Prior to this, he served as Director and Head of Capital Strategy (Asia Pacific Region) for Bank of America Merrill Lynch from February 2010 to January 2011. Prior to this, he was Co-Head of Marketing at Sparx Group from March 2004 to 2010. Prior to this, he was an associate at Skadden, Arps, Meagher, Flom LLP & Affiliates from May 2001 to March 2004. Mr. Tabar received his Bachelor of Arts from Oxford University in 2000 and received his Master of Law (LL.M.) from Columbia University School of Law in 2001. He was associate editor of the Columbia Law Business Law Journal in 2000, and is a current member of the New York State Bar Association.

Pruitt Hall.    Pruitt Hall was appointed to serve as a director of WhiteFiber upon the commencement of trading of our ordinary shares on the Nasdaq Capital Market on August 7, 2025. Mr. Hall has served as Director, Mission Critical Services, Kirkland, Inc. in High Point, North Carolina since September 2008. There, he serves as a full-time career adjunct as AI infrastructure designer/builder/commissioning agent for data center clients. He is presently working with clients assisting in all phases of technology implementation from an infrastructure standpoint. From 1997 to 2008 he was Director of Technology Services, SSASE/Falk Integrated Technologies, Greensboro, North Carolina. Mr. Hall was made a Data Center Energy Practitioner, by the US Department of Energy in November 2017. Mr. Hall is qualified to serve as a member of our Board due to his extensive experience in infrastructure and data center services.

Michael Rulf.    Michael Rulf was elected to serve as an independent director of WhiteFiber, beginning August 1, 2026. Mr. Rulf has served as Chief Solutions Architect of Syntax Systems Ltd. since December 2025, where he manages product development initiatives for managed services and cloud providers and supports product lines in excess of $250 million in revenue. He previously served as Syntax Systems Ltd.’s Americas Chief Technology Officer

from 2018 to 2025 and as its Chief Technology Officer from 2012 to 2018. From April 2011 to August 2012, Mr. Rulf served as Vice President, Service Engineering Technology Office at Oracle Corporation, where he was responsible for providing strategic direction and vision for all Oracle Cloud Services products and development initiatives, including oversight of cross-functional product management and architecture teams of more than 200 individuals across domestic and international operations. From January 2008 to April 2011, Mr. Rulf served as Executive Director of Product Development at AT&T Inc., where he provided strategic direction for all Cloud Services products and managed a cross-functional organization in excess of 500 individuals. From April 2005 to January 2008, Mr. Rulf served as Vice President of Advanced Engineering at USi Inc., where he was responsible for the strategic direction and management of all product engineering initiatives. From 1998 to 2005, Mr. Rulf served as Vice President of Research and Development at Core Services Corporation, which was later acquired by Syntax Systems Limited, where he founded and led the company’s information security consulting practice. From 1995 to 1998, Mr. Rulf served as Information Services Manager at Production Arts, where he managed systems installation and software development across the company’s U.S. and international offices. Mr. Rulf received his Bachelor of Arts in Computer Science and Engineering Applications for Theatre from The College of Wooster in 1993 and his Master of Fine Arts in Theater Engineering from Purdue University in 1997. In 2007, Mr. Rulf was recognized as Innovator of the Year by the Oracle Applications User Group. Mr. Rulf is qualified to serve as member of our Board due to his more than two decades of executive experience leading cloud services, managed services, and SaaS platform development at major technology organizations, and brings a valuable strategic perspective applicable to WhiteFiber’s AI infrastructure and cloud services businesses.

Ichi Shih.    Ms. Ichi Shih has served as an independent director of WhiteFiber since September 12, 2024. Ms. Shih was elected to serve as an independent director of Bit Digital at the September 7, 2020 Annual General Meeting, and has experience in financial management, M&A transactions, and capital market transactions across several global regions. From 1998 to 1999, she worked as a Financial Analyst of Goldman Sachs & Co. in New York. From 2007 to 2009, she worked as Vice President of Brean Murray & Carret in New York. From 2009 to 2011, she worked as CFO of China Valves Technologies, Inc. in both Hong Kong and the U.S. From 2012 to 2014, she worked as Senior Vice President of Glory Sky Capital in Hong Kong. In 2015, she worked as Listing Advisor of Nasdaq Dubai in Dubai and Shanghai. From 2016 to 2017, she worked as CFO of Cubetech Global Assets in Beijing. From 2017 to 2018, she worked as CFO of ProMed Pharma in Beijing. Since 2018, she has worked as a Partner of Cathay Securities, Inc. in Beijing and New York. Ms. Shih received her Bachelor’s degree in Accounting and International Business from Stern School of Business at New York University in 1995 and Master’s degree in International Finance and Business from School of International and Public Affairs at Columbia University in 2002. Ms. Shih holds a CPA Certificate from American Institute of Certified Public Accountants. Ms. Shih is qualified to serve as a member of our Board due to her extensive experience.

Jiashu (Bill) Xiong.    Jiashu (Bill) Xiong has served as an independent director of WhiteFiber since September 12, 2024. Mr. Xiong served as IT Director of Bit Digital Canada, Inc. from October 2023 to January 2026, and a director of Bit Digital from October 2023 to January 2026 when he resigned from all positions with Bit Digital. He previously served on the Board of Bit Digital, Inc. and as the IT/DevOps Tech Lead for the Agricultural Bank of China’s Canada branch from February 2018 to March 2023. Mr. Xiong received a bachelor’s degree in Computer Science and Software Engineering from the University of Victoria. Mr. Xiong is qualified to serve as a member of our Board due to his educational background and experience in our business since its formation.

Resolutions to be passed

It is proposed that shareholders pass the following ordinary resolutions:

1       Re-election of Sam Tabar as Director of the Company

It is resolved, as an ordinary resolution, that Sam Tabar be re-elected as a director of the Company to hold office until the next annual general meeting of the Company.

2       Re-election of Pruitt Hall as Director of the Company

It is resolved, as an ordinary resolution, that Pruitt Hall be re-elected as a director of the Company to hold office until the next annual general meeting of the Company.

3       Re-election of Michael Rulf as Director of the Company

It is resolved, as an ordinary resolution, that Michael Rulf be re-elected as a director of the Company to hold office until the next annual general meeting of the Company.

4       Re-election of Ichi Shih as Director of the Company

It is resolved, as an ordinary resolution, that Ichi Shih be re-elected as a director of the Company to hold office until the next annual general meeting of the Company.

5       Re-election of Jiashu (Bill) Xiong as Director of the Company

It is resolved, as an ordinary resolution, that Jiashu (Bill) Xiong be re-elected as a director of the Company to hold office until the next annual general meeting of the Company.

Vote Required and Board Recommendation

The re-election of each director requires shareholders to pass an ordinary resolution, being a resolution passed by a simple majority of the votes cast by shareholders as, being entitled to do so, vote virtually or by proxy on the election of directors at the Annual Meeting.

As of the date of this proxy statement, Bit Digital, Inc., our parent company, holds approximately 59.7% of our outstanding ordinary shares. Accordingly, Bit Digital, Inc. will be able to approve the re-election of each of the director nominees, even if no other shares are voted in favor of such nominees.

The Board recommends a vote FOR re-election of each of the director nominees.

CORPORATE GOVERNANCE

Composition of Board; Risk Oversight

Our Board consists of five directors. There are no family relationships between any of our executive officers and directors. Our Board holds meetings on at least a quarterly basis. There are no arrangements or understandings pursuant to which our directors are selected or nominated.

There is no formal requirement under the Articles mandating that we hold an annual general meeting; however, we intend to hold annual general meetings.

The Board dedicates time to review and consider the relevant risks that need to be addressed at the time of any Board meeting. In addition to the full Board, the Audit Committee plays an important role in the oversight of our risk management processes, as well as assessing our major financial risk exposures. The Compensation Committee is charged with reviewing our compensation policies and practices and confirming that they do not encourage risk taking in a manner that would have a material adverse impact on us. The Nominating and Corporate Governance Committee is responsible for overseeing risks related to our governance processes. Each of the Board’s committees reports its findings to the full Board for consideration.

Director Independence

A majority of the Board is composed of directors who are “independent” as defined by the rules of Nasdaq and the Corporate Governance Guidelines, as described more fully below. An “independent director” is defined generally under the Nasdaq rules as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

WhiteFiber seeks to have all of its non-management directors qualify as “independent” under these standards. In making this determination, the Board will consider all relevant facts and circumstances. The Corporate Governance Guidelines include a list of all categories of material relationships affecting the determination of a director’s independence. Any relationship that falls below a threshold set forth in the Corporate Governance Guidelines, or is not otherwise listed in the Corporate Governance Guidelines, and is not required to be disclosed under Item 404(a) of SEC Regulation S-K, will be deemed to be an immaterial relationship.

The Board assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, makes a determination as to which members are independent. The Board has determined that each of Pruitt Hall, Michael Rulf, Ichi Shih, and Jiashu (Bill) Xiong satisfy the director independence criteria of the Nasdaq rules.

Duties of Directors

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (Revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our Articles, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Board Committees

The standing committees of our Board consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the committees of the Board has the composition and responsibilities described below.

Audit Committee

The Audit Committee is responsible for, among other matters:

•        appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm the independence of its members from its management;

•        reviewing with our independent registered public accounting firm the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•        reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•        coordinating the oversight by our Board of our code of business conduct and our disclosure controls and procedures;

•        establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

•        reviewing and approving related-party transactions.

Our Audit Committee is comprised of Ms. Ichi Shih, serving as Chair of the Audit Committee and includes, as members, Pruitt Hall and Jiashu (Bill) Xiong. Our Board has affirmatively determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. In addition, our Board has determined that Ms. Ichi Shih qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the Nasdaq rules.

Our Audit Committee has a written charter, available on our website.

Report of the Audit Committee

The information contained in this Audit Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Exchange Act, except to the extent that we may specifically incorporate it by reference into a future filing.

The Company’s management is responsible for preparing the Company’s financial statements, implementing and maintaining systems of internal control, and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles in the United States of America. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors. In fulfilling its responsibilities, the Board appointed Audit Alliance, LLP, an independent registered public accounting firm, as the Company’s independent auditors for the 2025 fiscal year. During the 2025 fiscal year, the Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit.

In connection with the Company’s 2025 Form 10-K, the Audit Committee reviewed and discussed with the independent auditors and with management the Company’s audited consolidated financial statements and the adequacy of its internal control over financial reporting. The Audit Committee met with the independent auditors, without management present, to discuss the results of the independent auditors’ audit and the overall quality of the Company’s financial reporting. The meeting was also designed to facilitate any desired private communication between the Audit Committee and the independent auditors.

The Audit Committee discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2025 Form 10-K, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee.
/s/ Ichi Shih
October 20, 2026

Compensation Committee

The Compensation Committee is responsible for, among other matters:

•        reviewing and approving, or recommending to the Board to approve the compensation of our CEO and other executive officers and directors;

•        reviewing key employee compensation goals, policies, plans and programs;

•        administering incentive and equity-based compensation;

•        reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

•        appointing and overseeing any compensation consultants or advisors.

Our Compensation Committee is comprised of Pruitt Hall, Michael Rulf, Ichi Shih, and Jiashu (Bill) Xiong, with Mr. Hall serving as Chair of the Compensation Committee.

Our Compensation Committee has a written charter, available on our website.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

•        selecting or recommending for selection candidates for directorships;

•        evaluating the independence of directors and director nominees;

•        reviewing and making recommendations regarding the structure and composition of our Board and the Board committees;

•        developing and recommending to the Board corporate governance principles and practices;

•        reviewing and monitoring the Company’s Code of Business Conduct and Ethics; and

•        overseeing the evaluation of the Company’s management.

Our Nominating and Corporate Governance Committee is comprised of Pruitt Hall, Michael Rulf, Ichi Shih, and Jiashu (Bill) Xiong with Jiashu (Bill) Xiong serving as Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The corporate secretary will promptly forward all such letters to the members of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee has a written charter, available on our website.

Board Meetings

During the 2025 fiscal year, the Board met via teleconference for a total of three times. All of the directors of the Board at the time attended at least 75% of the three meetings of the Board of Directors. Each director nominated above is expected to participate, either in person or via teleconference, in meetings of our Board and meetings of committees of our Board in which each director is a member, and to spend the time necessary to properly discharge such director’s respective duties and responsibilities. There is no formal requirement under the Articles mandating that we hold annual meetings of our shareholders. We do not have a written policy with regard to director attendance at annual meetings of shareholders; however, all directors are encouraged to attend the annual meeting.

Shareholder Communications with Directors

We have no formal written policy regarding communication with the members of the Board. Persons wishing to write to the Board or to a specified director or committee of the Board should send correspondence to the Secretary: Marianna Huang; marianna@whitefiber.com; 31 Hudson Yards, 11th Floor, Suite 30, New York, NY 10001. The Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Any correspondence received that is addressed generically to the Board will be forwarded to the Board, with a copy sent to the Chair of the Audit Committee.

Interested Transactions

Save as expressly permitted by our Articles, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company. Notwithstanding this general prohibition, if a director discloses to the board the nature and extent of any material interest or duty, they may: (a) be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; and (b) be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate. A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest to the board.

Anti-Hedging and Anti-Pledging Policies

No director, officer or employee of the Company or its subsidiaries or, to the extent practicable, any other person (or their associates) in a special relationship (within the meaning of applicable securities laws) with the Company, may, at any time, purchase financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds that are based on fluctuations of the Company’s debt or equity instruments and that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

Any violation of this policy will be regarded as a serious offence. Anyone violating this policy will be subject to disciplinary action which may include, but is not limited to, termination of employment and/or restrictions on future participation in the Company’s incentive equity plans. This policy may be amended by the Board from time to time. Changes to this policy will be communicated to all persons to whom this policy applies.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees, including our Chief Executive Officer and Chief Financial and Accounting Officer. Our Code of Business Conduct and Ethics is available on our website at https://www.whitefiber.com/investors. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website. The contents of our website are not incorporated in or otherwise to be regarded as a part of this proxy statement.

Insider Trading Policies and Procedures

The Company has adopted an insider trading policy and related procedures that govern the purchase, sale, and other dispositions of Company securities by directors, officers, and employees. This policy is designed to promote compliance with insider trading laws, rules, and regulations, as well as Nasdaq rules. The Company recognizes its obligation to comply with all applicable laws and regulations regarding its own transactions in Company securities. The Company’s insider trading policy is filed as Exhibit 19.1 to the 2025 Form 10-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, certain officers, and 10% shareholders to file reports of ownership and changes in ownership with the SEC. Based upon a review of filings with the SEC and/or written representations, we believe that all reports for the Company’s officers and directors that were required to be filed under Section 16 of the Exchange Act during the fiscal year ended December 31, 2025 through the date hereof, except that (i) one report, covering one transaction, was filed late by Ichi Shih; (ii) two reports, covering a total of two transactions, were filed late by Sam Tabar; (iii) five reports, covering a total of seven transactions, were filed late by Thomas Sanfilippo; (iv) one report, covering one transaction, was filed late by Billy Krassakopoulos; and (v) two reports, covering two transactions, were filed late by Justin Zhu.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Company does not have any formal policy that requires the Company to grant, or avoid granting, equity-based compensation to its executive officers at certain times. Consistent with its annual compensation cycle, the Compensation Committee has granted annual equity awards to its directors, and might grant annual equity awards to its executive officers in the future. The timing of any equity grants to directors or executive officers in connection with new hires or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment effective date). As a result, in all cases, the timing of grants of equity awards, including stock options or restricted stock units (“RSUs”), occurs independent of the release of any material nonpublic information, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of equity-based compensation.

Clawback Policy

In July 2025, the Board adopted a clawback policy which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material non-compliance with financial reporting requirements under the federal securities laws. Since the adoption of this policy, there have been no accounting restatements, nor is there any compensation to be recovered. A copy of the Clawback Policy has been filed as Exhibit 97.1 to the 2025 Form 10-K.

Family Relationships

There is no family relationship among any of our directors or executive officers.

EXECUTIVE OFFICERS

The following table sets forth the individuals who serve as the Company’s executive officers and their respective ages as of October 21, 2026.

Name	Age	Position
Sam Tabar	54	Chief Executive Officer and Director
Justin Zhu	45	Chief Financial Officer
Thomas Sanfilippo	63	Chief Technology Officer
Billy Krassakopoulos	46	President of WhiteFiber and Chief Executive Officer of Enovum

All executive officers are chosen by, and serve at the direction of, our Board.

The biographies of Justin Zhu, Thomas Sanfilippo, and Billy Krassakopoulos are set forth below. See page 4 of this proxy statement for the biography of Sam Tabar.

Justin Zhu.    Mr. Zhu has served as Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer of WhiteFiber, since August 1, 2026, and previously served as Senior Vice President of Finance and Chief Accounting Officer of WhiteFiber upon completion of the Company’s initial public offering in August 2025. Until his resignation as of August 1, 2026, Mr. Zhu served as Vice President of Finance with Bit Digital since July 2021 and, effective as of July 2025, he was also appointed as Principal Financial Officer and Chief Accounting Officer of Bit Digital. From 2015 until July 2021, Mr. Zhu was a Senior Manager at Ernst & Young US LLP, where he advised Fortune 500 clients on accounting, reporting, and transaction-related regulatory requirements. He started his career at PricewaterhouseCoopers, LLP, from 2012 to 2015, focusing on public company audits. Mr. Zhu holds a Bachelor of Business Administration (Honors) in Accounting and a Master of Science in Taxation from Baruch College. He is a Certified Public Accountant in New York.

Thomas Sanfilippo.    Mr. Sanfilippo has served as the Chief Technology Officer of WhiteFiber since February 2025. He commenced employment as Chief Technology Officer of WhiteFiber AI in September 2024. Prior thereto, from July 2023 until September 2024, he was Senior Director of Paperspace’s existing network, data center and infrastructure teams within Digital Ocean. From December 2015 until Paperspace was acquired by Digital Ocean in July 2023 he was leader of Paperspace’s core GPU Computer Cloud and Gradient AI/ML Platform technical organizations. Prior thereto, from January 2015 until September 2015, he was a Senior Architect for Kaseya. Concurrently, from 2014 until 2017, he was Chair of the Board of Directors of Artisan Asylum. There he worked on long-term growth and health of a non-profit community workspace and education center. From June 2012 to April 2014 he was Principal Software Development Engineer and from 2006 to 2012 he was Principal Group Development Manager at Microsoft. He began his career in 1986 with majors in physics, mathematics and philosophy from The Ohio State University.

Billy Krassakopoulos.    Mr. Krassakopoulos has served as President of WhiteFiber since February 2025. He has served as Chief Executive Officer of Enovum since its formation on July 13, 2023. He will continue to serve in that position with WhiteFiber. Mr. Krassakopoulos has more than 20 years of experience in the data center and managed hosting industry. He founded Netintelligent Hosting Services in 2002, and the company was sold to Estruxture Data Centers in 2016. Subsequent to the acquisition of Netintelligent Hosting Services, he was a Vice President at Estruxture Data Centers. His experience and dedication to advancing the tech landscape drive his ongoing commitment to excellent services and growth in the datacenter sector.

EXECUTIVE COMPENSATION

Summary Compensation Table

Our “named executive officers,” consisting of our principal executive officer and our two most highly compensated executive officers (other than our principal executive officer), as of December 31, 2025, were:

•        Sam Tabar, our Chief Executive Officer;

•        Erke Huang, our Chief Financial Officer, a position from which he resigned effective August 1, 2026; and

•        Billy Krassakopoulos, our President and the Chief Executive Officer of Enovum.

The following table sets forth the cash and non-cash compensation awarded to, earned by or paid to each of the named executive officers for their services to WhiteFiber during the fiscal year ended December 31, 2025.

	Year	Salary ($)		Bonus ($)		Stock Awards ($)		All Other Compensation ($)(8)	Total ($)
Sam Tabar, Chief Executive Officer(1)	2025	$420,667	(4)	$—		3,858,145	(5)	$—	$4,278,812
Erke Huang, Chief Financial Officer(2)	2025	$460,000	(4)	$—		3,760,645	(5)	$1,666	$4,222,311
Billy Krassakopoulos, President of WhiteFiber and Chief Executive Officer of Enovum(3)(9)	2025	$163,609	(6)	$10,941	(6)	2,951,350	(7)	$10,941	$3,136,841

____________

(1)      Mr. Tabar serves as Chief Executive Officer of Bit Digital. On February 8, 2025, Mr. Tabar began to serve as the Chief Executive Officer of WhiteFiber.

(2)      Mr. Huang serves as Chief Financial Officer and as a director of Bit Digital. On February 8, 2025, Mr. Huang began to serve as the Chief Financial Officer of WhiteFiber. Mr. Huang began serving as a director of WhiteFiber on September 12, 2024, and continued until August 1, 2026.

(3)      Mr. Krassakopoulos began to serve as President of WhiteFiber on February 8, 2025 and has served as Chief Executive Officer of Enovum since its formation on July 13, 2023.

(4)      Represents (i) with respect to the period of time prior to the IPO, that portion of the named executive officer’s base salary, pursuant to the named executive officer’s employment agreement, allocated to WhiteFiber by Bit Digital and (ii) with respect to the period of time following the IPO, the fee payable by WhiteFiber to Bit Digital under the Transition Services Agreement for the named executive officer’s services.

(5)      Amounts represent (i) the portion allocated to WhiteFiber by Bit Digital of the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (“ASC 718”), of Bit Digital RSUs granted to Messrs. Tabar and Huang under Bit Digital’s equity incentive plans in 2025, equivalent to $2,043,151 and $1,945,651, respectively, and (ii) the aggregate grant date fair value, computed in accordance with ASC 718, of WhiteFiber RSUs granted to Messrs. Tabar and Huang under WhiteFiber’s equity incentive plan, equivalent to $1,814,994 and $1,814,994, respectively. See Note 2 to Bit Digital’s and WhiteFiber’s financial statements for fiscal year 2025 for details on the assumptions used to determine the grant date fair value of these awards.

(6)      Represents the named executive officer’s base salary earned for the fiscal year shown.

(7)      Represents (i) the aggregate grant date fair value, computed in accordance with ASC 718, of Bit Digital RSUs granted to Mr. Krassakopoulos under Bit Digital’s equity incentive plans in 2025, equivalent to $2,659,390, and (ii) the aggregate grant date fair value, computed in accordance with ASC 718, of WhiteFiber RSUs granted to Mr. Krassakopoulos under WhiteFiber’s equity incentive plan, equivalent to $291,961.

(8)      The amounts reported in this column reflect director fees for Mr. Huang and Registered Retirement Savings Plan matching contributions for Mr. Krassakopoulos.

(9)      Mr. Krassakopoulos is paid in Canadian dollars and the amounts reported in the Salary, Bonus and All Other Compensation Columns are reported as U.S. dollars, converted using the exchange ratio of 0.73 Canadian dollars to 1.00 U.S. dollars as of December 31, 2025. The amounts reported in the Stock Awards column for Mr. Krassakopoulos were determined in U.S. dollars and therefore did not require such a conversion.

Narrative Disclosure to Summary Compensation Table

The following describes the material elements of our named executive officers’ compensation for 2025 as reflected in the Summary Compensation Table above as well as discussion of the named executive officers’ employment arrangements. Mr. Huang resigned as the Company’s Chief Financial Officer and as a director effective August 1, 2026, and transitioned to Senior Advisor to the Company and a non-voting observer to the Board effective the same date, as described under “Executive Officers” above.

Chief Executive Officer, Mr. Tabar and Former Chief Financial Officer, Mr. Huang

Salary

As described below under “— Employment Agreement between Mr. Tabar and Bit Digital” and “— Employment Agreement between Mr. Huang and Bit Digital,” Messrs. Tabar and Huang receive or received a base salary from Bit Digital pursuant to their employment agreements. For the period of time prior to the IPO, Bit Digital allocated a portion of the expense to WhiteFiber, which is reflected in the Salary column of the Summary Compensation Table.

Equity Awards

As described below under “— Employment Agreement between Mr. Tabar and Bit Digital,” Mr. Tabar receives Bit Digital RSUs based on performance determined by the Board of Directors of Bit Digital, and as described below under “— Employment Agreement between Mr. Huang and Bit Digital,” Mr. Huang is eligible to receive equity awards pursuant to terms determined by the Board of Directors of Bit Digital. Prior to the IPO, the Board of Directors of Bit Digital granted Messrs. Tabar and Huang Bit Digital RSUs and allocated a portion of the expense to WhiteFiber, which is included in the Stock Awards column of the Summary Compensation Table.

In connection with the consummation of the IPO, on August 8, 2025, our Board granted 88,235 WhiteFiber RSUs to each of Messrs. Tabar and Huang, which RSUs immediately vested. The amounts shown in the Stock Awards column of the Summary Compensation Table include these grants.

Employment Agreement between Mr. Tabar and Bit Digital

Mr. Tabar has been employed by Bit Digital pursuant to an Employment Agreement, effective March 31, 2021. Pursuant to Amendment No. 2 to the Employment Agreement dated as of March 14, 2023, Bit Digital extended the term of the Employment Agreement until March 31, 2025. The term of employment was deemed automatically renewed and extended on March 31, 2025 upon the same terms and conditions for a period of one year through March 31, 2026. Mr. Tabar is being compensated at the rate of $500,000 per annum and is entitled to receive Bit Digital RSUs based on performance determined by the Board of Directors of Bit Digital. Mr. Tabar is eligible for a cash bonus each calendar year based upon a bonus program established by the Board of Directors of Bit Digital, will be reimbursed for reasonable business expenses, be reimbursed for the cost of a life insurance policy having a face amount of $2,000,000 and be eligible to participate in welfare plans reasonably acceptable to him. In 2025, the Company did not reimburse any amounts for such life insurance.

The agreement provides that Bit Digital could not terminate the agreement anytime before the second anniversary of the March 31, 2023 amendment (i.e., before March 31, 2025) except for Cause (as defined in the Employment Agreement). In the event that Mr. Tabar’s employment was terminated by Bit Digital without Cause commencing two years from the date of the March 31, 2023 amendment (i.e., after March 31, 2025), or at any time by Mr. Tabar for Good Reason (as defined in the Employment Agreement), or as a result of expiration of the Employment Period (as defined in the Employment Agreement) by reason of Bit Digital’s issuance of a Non-Renewal Notice (as defined in the Employment Agreement), Bit Digital was required to pay and/or provide Mr. Tabar with a single lump sum cash amount on the next regularly scheduled payroll date following his date of termination, in an amount equal to the number of years employed by Bit Digital (or fraction thereof) plus two multiplied by one month of Base Salary with a minimum of six months Base Salary at all times during the Employment Period.

If any of the payments or benefits provided or to be provided to Mr. Tabar constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will subject him to the excise tax imposed under Section 4999 of the Code, then Bit Digital shall pay Mr. Tabar a gross-up payment equal to the sum of the excise tax payable by Mr. Tabar, plus the amount necessary to put him in the same after-tax position

(taking into account any and all applicable federal, state, local and foreign income, employment and taxes (including the excise tax and any income and employment taxes imposed on the gross-up payment)) that he would have been in if he had not incurred any tax liability under Section 4999 of the Code.

Mr. Tabar has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of Bit Digital’s confidential information or trade secrets, any confidential information or trade secrets of Bit Digital’s clients or prospective clients, or the confidential or proprietary information of any third party received by Bit Digital and for which Bit Digital has confidential obligations. Mr. Tabar has also agreed to assign all right, title and interest (including, but not limited to, patents and trademarks) in all inventions and designs which he conceives, develops or reduces to practice during his employment with Bit Digital.

In addition, Mr. Tabar has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment. Specifically, Mr. Tabar has agreed not to (i) approach Bit Digital’s suppliers, clients, customers or contacts or other persons or entities introduced to him in his capacity as a representative of Bit Digital for the purpose of doing business with such persons or entities that will harm Bit Digital’s business relationships with these persons or entities; or (ii) seek directly or indirectly, to solicit the services of any of Bit Digital’s employees who is employed by Bit Digital on or after the date of his termination, or in the year preceding such termination, without the Company’s express consent.

On March 25, 2026, Bit Digital and Mr. Tabar entered into Amendment No. 3 to the Employment Agreement. Pursuant to Amendment No. 3, the term of Mr. Tabar’s employment has been extended until March 31, 2027. The term of employment shall, for additional one-year terms beginning on March 25, 2026, be deemed automatically renewed and extended upon the same terms and conditions, unless either party provides written notice of its intention not to renew at least 90 calendar days prior to the expiration of the then-current term.

Employment Agreement between Mr. Huang and Bit Digital

On October 28, 2022, Bit Digital and Erke Huang entered into an employment agreement pursuant to which Bit Digital provided Mr. Huang with a base salary of $60,000 per annum as Chief Financial Officer of Bit Digital. In connection with a change in senior management of Bit Digital, Mr. Huang’s base salary was increased to $600,000, with such compensation commencing on March 10, 2023. The agreement is for a term of two years and will renew automatically for one-year terms when not terminated by either party. Mr. Huang is eligible for bonuses as determined by the Board and eligible to participate in equity incentive plans of Bit Digital. Bit Digital shall also reimburse Mr. Huang for reasonable and approved expenses incurred by him in connection with the performance of his duties under his employment agreement. Mr. Huang is subject to a one-year non-competition and non-solicitation covenant from the date of termination of employment for any reason.

Bit Digital may terminate Mr. Huang without cause, at any time, upon one month prior written notice. Upon termination without cause, Bit Digital shall provide: (1) a cash payment equal to one month’s then base salary; (2) a pro-rated amount of his target annual bonus for the year immediately preceding such termination; (3) payment of premiums for the next 12 months under Bit Digital’s Health Plans; and (4) immediate vesting of 100% of then outstanding equity awards.

In the event Mr. Huang’s employment is terminated by Bit Digital or a successor upon a merger, consolidation or sale of substantially all the assets of Bit Digital he shall be entitled to: (1) a cash payment equal to one month’s then base salary; (2) a pro-rated amount of his target annual bonus for the year immediately preceding such termination; (3) payment of premiums for the next 12 months under Bit Digital’s Health Plans; and (4) immediate vesting of 100% of then outstanding equity awards.

Mr. Huang may terminate his employment at any time with a one-month prior written notice to Bit Digital if (1) there is a material reduction in Mr. Huang’s authority, duties and responsibilities, or (2) there is a material reduction in Mr. Huang’s annual salary. Upon Mr. Huang’s termination of employment due to either of the above reasons, Bit Digital shall provide compensation to Mr. Huang equivalent to one month of base salary that he is entitled to immediately prior to such termination. In addition, Mr. Huang may resign prior to the expiration of the agreement if such resignation is approved by the Board of Directors of Bit Digital or an alternative arrangement with respect to employment is agreed to by the Board of Directors.

Director Agreement between Mr. Huang and Bit Digital

Bit Digital shall also reimburse Mr. Huang for reasonable and approved expenses incurred by him in connection with the performance of his duties as a director of Bit Digital under a Director Agreement. Under the Director Agreement, Mr. Huang is entitled to a fee of $1,000 payable the first week of every calendar quarter and is subject to a one-year non-competition covenant and a three-year non-solicitation covenant.

Advisory Services Agreement between Mr. Huang and WhiteFiber

As previously noted, Mr. Huang resigned as the Company’s Chief Financial Officer and as a director effective August 1, 2026. In connection with Mr. Huang’s transition to Senior Advisor to the Company, on July 30, 2026, the Company entered into an Advisory Services Agreement with Mr. Huang, effective August 1, 2026. Pursuant to the Advisory Services Agreement, Mr. Huang retains the opportunity to receive restricted share units based on performance, which will vest immediately once certain specified performance criteria are satisfied during 2026. Mr. Huang is entitled to attend all meetings of the Board and any of its committees in a non-voting advisory capacity and will not receive any additional compensation as an observer to the Board. Mr. Huang’s prior Director Agreement with the Company, entered into on May 14, 2025, automatically terminated upon his resignation.

Transition Services Agreement

The Transition Services Agreement, dated July 30, 2025, between WhiteFiber, Inc. and Bit Digital, Inc. (the “Transition Services Agreement”) provides for the performance of certain services by Bit Digital for the benefit of WhiteFiber, or in some cases certain services provided by WhiteFiber for the benefit of Bit Digital, for a limited period of time after the IPO, including certain services provided by Messrs. Tabar and Huang. During such transition period, Mr. Tabar will continue, and until Mr. Huang’s transition to Senior Advisor to the Company on July 30, 2026, Mr. Huang continued, to hold the same position with Bit Digital as well as WhiteFiber. Messrs. Tabar and Huang committed to provide the requisite time and effort to fulfill their responsibilities as full-time officers of WhiteFiber, supervising a full staff and are expected to provide certain services, representing not more than approximately 30% of their working time, in respect of Bit Digital’s operations. Pursuant to the Transition Services Agreement, following the IPO, WhiteFiber pays Bit Digital a monthly fee for Executive Support (as defined in the Transition Services Agreement), which includes or included an approximate monthly fee of $25,800 and $29,000 for the services of Messrs. Tabar and Huang, respectively, which may vary from month to month.

Mr. Huang’s transition to Senior Advisor to the Company occurred on July 30, 2026 pursuant to the terms and conditions of the Transition Services Agreement, the Transition Services Agreement will generally terminate in August 2027. Mr. Huang will remain as the Chief Financial Officer of Bit Digital, and his transition did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

President and the Chief Executive Officer of Enovum

Salary

Mr. Krassakopoulos receives a salary intended to provide a fixed component of compensation reflecting his skill set, experience, role and responsibilities. As described below under “— Employment Agreement,” Mr. Krassakopoulos’s salary is CAD $600,000.

Discretionary Bonus

Mr. Krassakopoulos received a discretionary bonus of CAD $15,000 for 2025, as determined by the CFO of WhiteFiber, based on individual performance.

Equity Awards

Prior to the IPO, Mr. Krassakopoulos was eligible to receive Bit Digital equity awards pursuant to terms determined by the Board of Directors of Bit Digital, and, in connection with that, the Board of Directors of Bit Digital granted Mr. Krassakopoulos 1,094,399 Bit Digital RSUs which are included in the Stock Awards column of the Summary

Compensation Table. Additionally, in connection with the consummation of the IPO, on August 8, 2025, our Board granted Mr. Krassakopoulos 2,635 WhiteFiber RSUs, which RSUs have time vesting conditions. The amounts shown in the Stock Awards column of the Summary Compensation Table include these grants.

Employment Agreement

In connection with the acquisition of Enovum by a subsidiary of Bit Digital, Enovum entered into an employment agreement with Mr. Krassakopoulos to be the chief executive officer of Enovum for an indefinite term. The agreement provides for a base salary of CAD $300,000, reimbursement of legitimate business expenses, four weeks of vacation per year and participation in benefit plans provided to similarly-situated employees.

Under the agreement, Enovum may terminate Mr. Krassakopoulos’ employment for any act or omission (or series thereof) which constitutes serious reason for termination of employment without prior notice or pay in lieu thereof under the Civil Code of Quebec (“Cause”) and his only entitlements under this agreement will be earned but unpaid base salary and accrued but unused vacation through to the termination date, as well as reimbursement of any unpaid reasonable business expenses incurred in accordance with the agreement prior to the termination date.

If Mr. Krassakopoulos’ employment is terminated by Enovum without Cause, Enovum will provide him with (a) a lump sum payment equal to 12 months of base salary, subject to all withholdings and deductions as required by law, and conditional on him signing a full and final release in favor of Enovum and its affiliates, and (b) any earned but unpaid base salary and accrued but unused vacation through to the termination date, as well as reimbursement of any unpaid reasonable business expenses incurred in accordance with the agreement prior to the termination date. Mr. Krassakopoulos agrees to give Enovum 30 days’ notice of resignation.

WhiteFiber RSU Agreement

Mr. Krassakopoulos is party to a Restricted Stock Unit Award Agreement, dated August 7, 2025, with WhiteFiber (the “WhiteFiber RSU Agreement”), which provides for the award of performance RSUs on terms that are substantially equivalent to the terms of a Restricted Stock Unit Award Agreement, dated October 11, 2024, with Bit Digital (the “Bit Digital RSU Agreement”). The Bit Digital RSU Agreement provided that upon the occurrence of certain transactions involving WhiteFiber, the awards granted under the Bit Digital RSU Agreement would be converted in a manner intended to preserve their aggregate intrinsic value, such as vesting dates and award conditions, into awards of WhiteFiber. In connection with the IPO, WhiteFiber entered into the WhiteFiber RSU Agreement to give effect to the terms of the Bit Digital RSU Agreement.

Subject to the terms and conditions of the WhiteFiber, Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”) and the WhiteFiber RSU Agreement and Mr. Krassakopoulos being actively employed, Mr. Krassakopoulos has the opportunity to earn additional compensation in the form of vested performance RSUs tied to Enovum’s achievement of Growth EBITDA associated with new data center sites (“2025+ Bonus RSUs”).

For 2025 and thereafter, 2025+ Bonus RSUs will vest based upon increases in Growth EBITDA, which refers to increases in monthly annualized EBITDA as compared with the amounts as of every six months prior, derived from Enovum customer revenue associated with any new data centers. Mr. Krassakopoulos earns 2025+ Bonus RSUs equal to 4% of the incremental Growth EBITDA, up to a maximum of CAD $4 million of 2025+ Bonus RSUs, subject to certain exceptions.

Mr. Krassakopoulos remains eligible to receive 2025+ Bonus RSUs in the event of: (1) his death or disability; or (2) the termination of his employment (other than for cause), where such termination occurs after a measurement date but before the applicable award date.

During 2025, Mr. Krassakopoulos earned 15,624 2025+ Bonus RSUs pursuant to the terms of the WhiteFiber RSU Agreement.

Potential Payments Upon Termination or Change in Control

Employment Agreements

Please see the descriptions of the named executive officers’ employment agreements above under “Narrative Disclosure to Summary Compensation Table — Chief Executive Officer, Mr. Tabar and Former Chief Financial Officer, Mr. Huang — Employment Agreement between Mr. Tabar and Bit Digital,” “— Employment Agreement between Mr. Huang and Bit Digital,” and “— President and the Chief Executive Officer of Enovum — Employment Agreement.”

WhiteFiber RSU Agreement

Mr. Krassakopoulos remains eligible to receive 2025+ Bonus RSUs in the event of: (1) his death or disability; or (2) the termination of his employment (other than for cause), where such termination occurs after a measurement date but before the applicable award date.

2025 Plan

Generally under the 2025 Plan, and subject to limited exceptions, if WhiteFiber undergoes certain corporate transactions such as a merger, consolidation, or a sale of substantially all of the WhiteFiber ordinary shares, all outstanding awards under the plan will be addressed as follows: unless the surviving company assumes or replaces an outstanding award with an equivalent award, unvested awards will be canceled at the time the transaction closes (unless the committee under the 2025 Plan chooses to accelerate vesting). With respect to vested awards, the committee under the 2025 Plan may either (i) allow participants to exercise vested options and stock appreciation rights (“SARs”) within a reasonable period before the transaction closes, with any unexercised options or SARs canceled upon closing, or (ii) cancel all such vested awards in exchange for a payment of cash, securities or other payment equal to the value the participant would have received had the awards been settled or exercised immediately before closing (net of any applicable exercise price).

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes equity awards held by our named executive officers as of December 31, 2025.

Name	Grant Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested
			Exercisable	Un-exercisable
Sam Tabar							—		—	—		—
Erke Huang							—		—	—		—
Billy Krassakopoulos	8/6/2025	(1)					1,881	(2)	$29,720	—
	8/6/2025	(1)					—		—	15,624	(3)	$246,858

____________

(1)      Prior to the IPO, Mr. Krassakopoulos held RSUs and performance RSUs granted by Bit Digital, which were exchanged in connection with the IPO for the WhiteFiber RSUs and 2025+ Bonus RSUs reflected in this table.

(2)      Reflects RSUs issued pursuant to the 2025 Plan. The RSUs vest in 12 quarterly installments.

(3)      Reflects the number of 2025+ Bonus RSUs Mr. Krassakopoulos was eligible to earn based on the Company’s Growth EBITDA as described above in “President and the Chief Executive Officer of Enovum — WhiteFiber RSU Agreement”. This number of 2025+ Bonus RSUs were ultimately issued to Mr. Krassakopoulos on March 16, 2026.

DIRECTOR COMPENSATION

The following discussion sets forth the compensation awarded to, earned by or paid to each person who served as a non-employee director of WhiteFiber during 2025. See above under the section titled “Executive Compensation” for information concerning all compensation paid to Mr. Huang as Chief Financial Officer and a Director of WhiteFiber during 2025. Mr. Huang resigned as the Company’s Chief Financial Officer and as a director effective August 1, 2026, and transitioned to Senior Advisor to the Company and a non-voting observer to the Board effective the same date, as described in the above section titled, “Executive Compensation — Chief Executive Officer, Mr. Tabar and Former Chief Financial Officer, Mr. Huang.”

Compensation Agreements between WhiteFiber and its Directors

Ichi Shih

WhiteFiber entered into a Director Agreement with Ichi Shih on May 30, 2025, with an effective date of September 12, 2024, as amended on August 6, 2025 and as further amended on August 1, 2026. Under the agreement, Ms. Shih serves as an independent member of the Board and Chair of the Audit Committee. In 2025, Ms. Shih was compensated $4,000 per year, paid on a quarterly basis, which amount was increased to $20,000 in connection with the August 1, 2026 amendment of her Director Agreement. Upon the commencement of trading of WhiteFiber’s ordinary shares on the Nasdaq Capital Market, Ms. Shih was issued WhiteFiber restricted ordinary shares with an aggregate value of $120,000, which were immediately vested at the time of grant, and, pursuant to the second amendment to Director Agreement, Ms. Shih was granted restricted share units with an aggregate value of $120,000, determined based on the closing price of the Company’s ordinary shares on the Nasdaq Capital Market on August 3, 2026, which were fully vested as of August 3, 2026. Ms. Shih is also eligible for the grant of equity compensation at the discretion of the Board or a compensation committee thereof, and is reimbursed for reasonable expenses, including travel expenses for in-person meetings. The agreement terminates after the earliest of (i) one year from August 1, 2026, or the next Annual General Meeting, (ii) death, (iii) mutual agreement of WhiteFiber and Ms. Shih, (iv) resignation by Ms. Shih if continued service conflicts with her fiduciary obligations or (v) otherwise in accordance with our Articles. In September 2025, Ms. Ichi Shih was allocated a one-time cash bonus of $30,000 in connection with the Company’s initial public offering, which was provided in recognition of her performance during the IPO process and was made in accordance with the compensation terms applicable to directors.

Jiashu (Bill) Xiong

WhiteFiber entered into a Director Agreement with Jiashu (Bill) Xiong on June 4, 2025, with an effective date of September 12, 2024, as amended and restated on May 11, 2026. Mr. Xiong is compensated $4,000 per year, paid on a quarterly basis, effective as of January 20, 2026, the amount was increased to $120,000 per year. Mr. Xiong’s agreement does not provide for an upfront equity grant or a severance entitlement upon termination. Mr. Xiong is eligible for the grant of equity compensation at the discretion of the Board or a compensation committee thereof, and is reimbursed for reasonable expenses, including travel expenses for in-person meetings. The agreement terminates after the earliest of (i) one year or the next Annual General Meeting, (ii) death, (iii) mutual agreement of WhiteFiber and Mr. Xiong, (iv) resignation by Mr. Xiong if continued service conflicts with his fiduciary obligations or (v) otherwise in accordance with our Articles.

David Andre

WhiteFiber entered into a Director Agreement with David Andre on April 15, 2025, effective upon the effective date of WhiteFiber’s S-1 registration statement for the IPO. Under the agreement, Mr. Andre served as an independent member of the Board. Mr. Andre was compensated $10,000 per month, and on April 15, 2025 received a grant of $250,000 in Bit Digital RSUs pursuant to the Bit Digital Omnibus Equity Incentive Plan, vesting quarterly over a one-year period from the date of grant. Mr. Andre’s Director Agreement provided that, in the event the agreement was terminated for any reason other than cause, Mr. Andre was entitled to six months’ severance consisting of both the director’s fee of $60,000 and six months’ of his RSUs. Mr. Andre was also eligible for the grant of additional equity compensation at the discretion of the Board or a compensation committee thereof, and was reimbursed for reasonable expenses, including travel expenses for in-person meetings.

On July 30, 2026, Mr. Andre notified the Company of his resignation as a member of the Company’s Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, effective August 1, 2026, upon which his Director Agreement automatically terminated and Mr. Andre was not entitled to further compensation or severance. Mr. Andre’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Michael Rulf was elected to serve as an independent director of the Company effective August 1, 2026, filling the vacancy created by Mr. Andre’s resignation, and was also appointed as a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

Pruitt Hall

WhiteFiber entered into a Director Agreement with Pruitt Hall on May 5, 2025, effective upon the effectiveness of trading on the Nasdaq Capital Market. Under the agreement, Mr. Hall serves as an independent member of the Board. Mr. Hall is compensated $150,000 per annum, paid on a quarterly basis. In the event the agreement is terminated for any reason other than for cause, Mr. Hall is entitled to three months’ severance, consisting of the director’s fees of $37,500. Mr. Hall is also eligible for the grant of equity compensation at the discretion of the Board or a compensation committee thereof, and is reimbursed for reasonable expenses including travel expenses for in-person meetings. The agreement terminates after the earliest of (i) one year, subject to re-election by a majority of shareholders, with Bit Digital, as majority shareholder, agreeing to vote its shares in favor of Mr. Hall’s re-election, (ii) death, (iii) mutual agreement of WhiteFiber and Mr. Hall and (iv) resignation by Mr. Hall if continued service conflicts with his fiduciary obligations. On July 30, 2026, the Board approved an amendment to Mr. Hall’s Director Agreement, effective August 1, 2026, pursuant to which his director’s compensation was increased from $150,000 to $270,000 per annum, paid on a monthly basis.

In August 2025, we entered into a Professional Services Agreement (“PSA”) with Mr. Hall pursuant to which he provides consulting services in connection with the construction of the NC-1 facility. Under the PSA, the Company pays consulting fees ranging from $162 to $312 per hour, depending on the level of consultant involved, subject to a minimum of four hours, plus travel expenses, for the time spent on site. The PSA may be terminated by either party upon thirty days’ prior written notice. For the year ended December 31, 2025, the Company incurred $14,000 of consulting expenses under the PSA. The PSA between Mr. Hall and the Company entered into in August 2025 was terminated on July 30, 2026.

Director Compensation Table

The following table sets forth compensation awarded to, earned by or paid to each person who served as a non-employee director of WhiteFiber during 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Ichi Shih	$1,666	$120,000	$30,000	(2)	$151,666
Jiashu (Bill) Xiong	$1,666	$—	$—		$1,666
David Andre	$48,000	$237,838	$32,000	(3)	$317,838
Pruitt Hall	$62,500	$—	$51,500	(3)(4)	$114,000

____________

(1)      Amounts represent (i) the grant date fair value, computed in accordance with ASC 718, of WhiteFiber restricted ordinary shares granted to Ms. Shih and (ii) the grant date fair value, computed in accordance with ASC 718, of Bit Digital RSUs granted to Mr. Andre. See Note 2 to Bit Digital’s and WhiteFiber’s financial statements for fiscal year 2025 for details on the assumptions used to determine the grant date fair value of these awards.

(2)      Amount represents a cash bonus granted in connection with the consummation of the IPO.

(3)      Amounts represent the fees paid to Messrs. Andre and Hall prior to the consummation of the IPO on August 8, 2025 pursuant to their agreements with WhiteFiber.

(4)      Amount includes consulting fees paid to Mr. Hall pursuant to the PSA between his consulting firm and WhiteFiber.

The following table lists all outstanding WhiteFiber equity awards held by WhiteFiber’s non-employee directors as of December 31, 2025:

Name	Stock Awards (#)
Ichi Shih	None
Jiashu (Bill) Xiong	None
David Andre	None(1)
Pruitt Hall	None

____________

(1)      While a portion of the grant date fair value of Mr. Andre’s Bit Digital RSUs was allocated to WhiteFiber, such Bit Digital RSUs are not reported in this table because they are not WhiteFiber equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth beneficial ownership of ordinary shares by:

•        each person who is known to be the beneficial owner of more than 5% of the outstanding ordinary shares;

•        each of our current named executive officers and directors; and

•        all executive officers and directors, as a group.

The information below is based on an aggregate of 45,281,436 ordinary shares issued and outstanding as of October 21, 2026. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options, warrants, and other derivative securities that are currently exercisable or exercisable within 60 days. In the table below, shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, percentages presented in the table may not sum to 100%.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Name of Beneficial Owner	Ordinary Shares	Percentage
Directors and Executive Officers(1)
Sam Tabar	283,303	*
Pruitt Hall	—	—
Michael Rulf	—	—
Ichi Shih	4,657	*
Jiashu (Bill) Xiong	—	*
Billy Krassakopoulos(2)	17,554	*
Thomas Sanfilippo(3)	24,885	*
Justin Zhu	23,935	*
Directors and Executive Officers as a Group of Eight Individuals	354,334	*
5% or Greater Shareholder
Bit Digital, Inc.(4)	27,043,750	59.7%

____________

*        Represents beneficial ownership or outstanding total voting power, as applicable, of less than 1 percent.

(1)      Unless otherwise stated, the business address of each of the individuals or entities is c/o WhiteFiber, Inc., 31 Hudson Yards, Floor 11, Suite 30, New York, NY 10001.

(2)      Does not include 1,383 unvested RSUs, which vest in equal quarterly installments from December 31, 2026 through December 31, 2028.

(3)      Does not include 35,296 unvested RSUs, which vest in three-month intervals from January 31, 2027 through October 31, 2028.

(4)      The address of Bit Digital, Inc. is 31 Hudson Yards, Floor 11, Suite 37, New York, New York 10001.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2024, and each currently proposed transaction in which:

•        WhiteFiber or any of its subsidiaries have been or are to be a participant;

•        the amount involved exceeded or will exceed $120,000; and

•        any of its directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Agreements with WhiteFiber Iceland ehf

WhiteFiber AI’s subsidiary, WhiteFiber Iceland ehf, appointed Daniel Jonsson as its part-time Chief Executive Officer starting November 7, 2023, for a six-month term with a three-month probation. After the initial period, the employment shall be automatically renewed for successive period(s) of six months each, unless agreed otherwise in writing or unless terminated earlier in accordance with the terms of the employment agreement. His compensation includes a monthly salary of $8 thousand, a $6 thousand signing bonus, and eligibility for performance-based RSUs. Prior to February 2026, Daniel Jonsson was part of the management team at GreenBlocks ehf which not only provided bitcoin mining hosting services, but also benefited from a facility loan agreement extended by Bit Digital USA Inc., an affiliate of WhiteFiber Iceland ehf. In February 2026, the commercial relationship between Bit Digital USA Inc. and GreenBlocks ehf was terminated. Nonetheless, WhiteFiber Iceland ehf continues to engage GreenBlocks ehf under contract for consulting services pertaining to our high performance computing services in Iceland.

Agreements with Bit Digital

SAFE

Bit Digital made a payment of $1 million on behalf of WhiteFiber Iceland ehf, when WhiteFiber Iceland ehf entered into a simple agreement for future equity (“SAFE”) agreement for an initial investment amount of $1 million in exchange for a right to participate in a future equity financing of preferred stock to be issued by Canopy Wave Inc. (“Canopy”). By the end of the third quarter of 2024, we had settled this outstanding amount with Bit Digital.

Contribution Agreement

Prior to the consummation of the IPO, the Company entered into a Contribution Agreement with Bit Digital, pursuant to which Bit Digital contributed its HPC business through the transfer of 100% of the capital shares of its cloud services subsidiary, WhiteFiber AI, Inc. and its wholly-owned subsidiaries WhiteFiber HPC, Inc., WhiteFiber Canada, Inc., WhiteFiber Japan G.K. and WhiteFiber Iceland, ehf, to WhiteFiber in exchange for 27,043,749 ordinary shares of WhiteFiber. The Contribution Agreement became effective as of August 6, 2025, when the registration statement for the IPO was declared effective by the SEC.

Transition Services Agreement

In addition, prior to the consummation of the IPO, Bit Digital entered into the Transition Services Agreement with WhiteFiber, pursuant to which Bit Digital will provide certain services to WhiteFiber, on a transitional basis which will generally be up to 24 months following the effective date of the registration statement for the IPO. The Transition Services Agreement provides for the performance of certain services by Bit Digital for the benefit of WhiteFiber, or in some cases certain services provided by WhiteFiber for the benefit of Bit Digital, for a limited period of time after the IPO, including certain services provided by Sam Tabar, our Chief Executive Officer, and, until his resignation effective August 1, 2026, Erke Huang, our then Chief Financial Officer and a Director. During the applicable transition period, Messrs. Tabar and Huang continued to hold the same position with Bit Digital as well as WhiteFiber. Messrs. Tabar and Huang committed to provide the requisite time and effort to fulfill their responsibilities as full-time officers of WhiteFiber, supervising a full staff and were expected to provide certain services, representing not more than approximately 30% of their working time, in respect of Bit Digital’s operations. The services being provided include financial reporting, tax, legal, human resources, information technology and other general and administrative functions.

All services are to be provided at cost, except if otherwise agreed to. Effective August 1, 2026, Justin Zhu succeeded Mr. Huang as the Company’s Chief Financial Officer, and Mr. Huang transitioned to Senior Advisor to the Company and a non-voting observer to the Board pursuant to an Advisory Services Agreement, as described above in the section titled “Executive Compensation — Transition Services Agreement.”

Guarantees

Bit Digital, Inc. previously issued a guarantee to a third party on behalf of WhiteFiber Iceland ehf, making Bit Digital jointly and severally liable for WhiteFiber Iceland’s payment obligations related to hosting services fees and electrical costs pursuant to a colocation agreement. On September 25, 2025, the guarantee was assumed by WhiteFiber which became directly responsible for such obligations. Following the assumption, Bit Digital is no longer a guarantor under the agreement.

On March 25, 2026, WhiteFiber Iceland ehf., a subsidiary of the Company, entered into a secured term loan facility agreement (the “Facility”) with Landsbankinn hf, which provides for borrowings of up to $20 million. As of the date of this proxy statement, $18 million has been drawn down under this Facility. The obligations under the Facility are guaranteed by WhiteFiber, Inc. and WhiteFiber AI, Inc.

On July 15, 2026, Enovum NC-Bidco, LLC, a subsidiary of the Company, entered into a $3 million surety bond from Great American Insurance Company in favor of Duke Energy Carolinas, LLC. The obligations under the surety bond are guaranteed by WhiteFiber, Inc. and Enovum NC-1 Bidco, LLC. For a description of a related guarantee by WhiteFiber Operating Partnership LP of borrowings by another Enovum subsidiary, see “— Bridge Facility” below.

Bridge Facility

On May 20, 2026, the Company’s wholly-owned subsidiary, Enovum NC-1 Venture, LLC (the “Borrower”), entered into a Delayed Draw Term Loan Facility and Security Agreement (the “Term Loan”) with Bit Digital Capital, Inc., a wholly-owned subsidiary of Bit Digital, Inc., our parent company, as lender, and White Fiber Operating Partnership LP, as guarantor. The Term Loan provides for loans of up to $100 million, which may be increased to $150 million upon mutual agreement of the parties, to be used for general corporate purposes, including completion of the buildout of the first phase of the Company’s NC-1 data center in Madison, North Carolina, and other growth initiatives.

The Term Loan has a term of nine months from the May 20, 2026 effective date, subject to a three-month extension option, and bears interest at 9.5% per annum before a specified rate step-down event and 8% per annum thereafter. Advances are funded net of a 3% original issue discount, and the Borrower remains liable for the full stated principal amount. The Borrower pays Bit Digital Capital, Inc. a commitment fee of 0.50% of the undrawn facility amount, and payments to the lender on any advance as of its maturity date must equal at least 1.1 times the principal amount advanced (excluding original issue discount). The Term Loan is secured by a first priority lien on the Borrower’s equity interest in Enovum NC-1 Topco, Inc., and is guaranteed by White Fiber Operating Partnership LP, subject to release upon the occurrence of specified permanent-financing events.

On May 26, 2026, Bit Digital Capital, Inc. assigned a $20 million portion of an advance under the Term Loan to B. Riley Securities, Inc., an unaffiliated third party, on the same economic terms. The assigned advance has a term of 90 days.

On July 27, 2026, an additional $20.0 million was drawn down under the Term Loan, and on July 31, 2026, a further $10.0 million was drawn down. These drawdowns each have a maturity of 180 days and can be extended upon mutual agreement of the Borrower, Lender, and Guarantor. As of the date of this proxy statement, $80.0 million has been drawn under the Term Loan. On August 24, 2026, the Company repaid $20.0 million of the outstanding amount to B. Riley Securities, Inc., and on September 23, 2026, the Company repaid an additional $30.0 million of the outstanding amount to Bit Digital, Inc., leaving $30.0 million outstanding under the Term Loan as of the date of this proxy statement.

The Term Loan transaction was approved by an independent committee of each of the Company’s and Bit Digital’s board of directors, and each of the Company’s and Bit Digital’s board of directors received a fairness opinion, from Seaport Global Securities, LLC and Needham and Company LLC, respectively, that the terms of the Term Loan are fair, from a financial point of view, to the Company and Bit Digital and their respective unaffiliated minority shareholders. Bit Digital was represented in the transaction by Davidoff Hutcher & Citron LLP, and the Company was represented by White & Case LLP.

Allocation of Corporate Expenses

Prior to the IPO, the Company’s financial statements include Bit Digital’s general corporate expenses which were not historically allocated to the Company for certain support functions provided by Bit Digital. For the purposes of these financial statements, these general corporate expenses, including portions of Mr. Tabar and Mr. Huang’s salaries, have been allocated to the Company. The allocations cover corporate services provided by Bit Digital up to the date of the IPO, including, but not limited to, finance, tax, investor relations, and marketing. After the IPO, some of these services will continue to be provided by Bit Digital on a temporary basis under the Transition Services Agreement. Refer to Note 16. Related Parties in our Notes to consolidated financial statements included elsewhere herein for further information.

Agreements with Directors

In August 2025, the Company entered into a Professional Services Agreement (the “Hall PSA”) with Pruitt Hall, a member of the Company’s Board of Directors, pursuant to which he provides consulting services in connection with the construction of the NC-1 facility. Under the Hall PSA, the Company pays consulting fees ranging from $162 to $312 per hour, depending on the level of consultant involved, subject to a minimum of four hours, plus travel expenses, for the time spent on-site. The Hall PSA may be terminated by either party upon thirty days’ prior written notice. There were consulting services provided under the Hall PSA during the six months ended June 30, 2026 totaling $0.1 million. On July 30, 2026, the Hall PSA was terminated.

On July 30, 2026, the Company entered into a Professional Services Agreement (the “Rulf PSA”) with Rasterwerk LLC, a Maryland limited liability company owned by Michael Rulf, a member of the Company’s Board of Directors, effective August 1, 2026. Under the Rulf PSA, Rasterwerk provides consulting services to the Company on an as-needed basis at standard rates when services are rendered. The Rulf PSA may be terminated by either party upon thirty days’ prior written notice. As of October 21, 2026, there have been no consulting services provided under the Rulf PSA.

Procedures for Approval of Related Person Transactions

Our Board has adopted a written policy on related person transactions. The policy applies to any transaction subject to the requirements of Item 404(a) of Regulation S-K under the Exchange Act in which WhiteFiber or a WhiteFiber subsidiary is a participant and a related person has a direct or indirect material interest. The policy covers transactions involving WhiteFiber or a WhiteFiber subsidiary in excess of $120,000 in any year in which any director, director nominee, executive officer or greater than five percent beneficial owner of WhiteFiber, or any of their respective immediate family members, has or had a direct or indirect interest, other than solely as a director or less than 10 percent owner, of an entity involved in the transaction. This policy is posted to the corporate governance section of WhiteFiber’s website https://www.whitefiber.com/investors. The contents of our website are not incorporated in or otherwise to be regarded as a part of this proxy statement.

Under this policy, the general counsel must advise the Audit Committee of any related person transaction of which he or she becomes aware. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee will consider all relevant information available to it, including, as appropriate, take into consideration the size of the transaction and the amount payable to the related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; the purpose, and the potential benefits to WhiteFiber, of the transaction; whether the transaction was undertaken in the ordinary course of business; and whether the transaction involved the provision of goods or services to WhiteFiber that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to WhiteFiber as would be available in comparable transactions with or involving unaffiliated third parties.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee of our Board has selected Audit Alliance, LLP (“Audit Alliance”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Audit Alliance was appointed as our independent registered public accounting firm in 2024 and has reported on our consolidated financial statements for years 2024 and 2025. The decision to select Audit Alliance as our independent registered public accounting firm for 2026 was recommended by our Audit Committee and approved by our Board.

Representatives of Audit Alliance are expected to be present at the Annual Meeting. The representatives of Audit Alliance will be able to make a statement at the meeting if they wish and will be available to respond to appropriate questions.

Neither our Articles nor other governing documents or law require that our shareholders ratify the selection of Audit Alliance as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Audit Alliance to the shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees by categories specified below in connection with certain professional services rendered by Audit Alliance, for the periods indicated.

	Year Ended December 31,
	2025	2024
Audit fees(1)	$276,084	$68,400
Audit related fees(2)	31,500	$—
Tax fees(3)	—	—
All other fees(4)	—	—
Total	$307,584	$68,400

As defined by the SEC, (1) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements and review of financial statements included in our 2025 Form 10-K, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (2) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “audit fees;” (3) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (4) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

The policy of our Audit Committee and our Board is to pre-approve all audit and non-audit services provided by our principal auditors, including audit services, audit related services, and other services as described above, other than those for de minimis services, which are approved by the Audit Committee or our Board.

Resolution to be passed

It is proposed that shareholders pass the following ordinary resolution:

It is resolved, as an ordinary resolution, that the appointment of Audit Alliance, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 be confirmed, ratified and approved.

Vote Required and Board Recommendation

To ratify the appointment of the Company’s independent registered public accounting firm shareholders must pass an ordinary resolution, being a resolution passed by a simple majority of the votes cast by shareholders as, being entitled to do so, vote virtually or by proxy on the ratification of the appointment of the Company’s independent registered public accounting firm at the Annual Meeting.

As of the date of this proxy statement, Bit Digital, Inc., our parent company, holds approximately 59.7% of our outstanding ordinary shares. Accordingly, Bit Digital, Inc. will be able to approve the ratification of the appointment of our independent registered public accounting firm, even if no other shares are voted in favor of such proposals.

The Board recommends a vote FOR the ratification of the appointment of Audit Alliance, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The Board is soliciting proxies for the Company’s 2026 Annual General Meeting of Shareholders to be held on December 1, 2026 at 9:00 a.m. (Eastern Time) in a virtual meeting format only, via live webcast at https://event.webcasts.com/starthere.jsp?ei=1779743&tp_key=6c293fd683, or at any adjournment or postponement of the Annual Meeting. Accordingly, we are making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for the Annual Meeting.

Any notice related to the Annual Meeting, or any adjournment or postponement thereof, will be delivered by mail, unless you have provided an email address to which the notice may be sent.

Why did I receive a notice of internet availability of proxy materials instead of a full set of paper copies?

In accordance with rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet, rather than mailing paper copies of those materials to each shareholder. As a result, we mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement and our annual report. The Notice contains instructions on how to access those documents over the Internet. This process is designed to reduce the environmental impact of our Annual Meeting, as well as our printing and mailing costs. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. To request a printed copy of the proxy materials, you may visit https://www.transhare.com/whitefiber, call 303-662-1112 or send an e-mail to Proxy@transhare.com. Requests for printed copies, whether by telephone, e-mail or the internet, should be made on or before November 17, 2026 to facilitate timely delivery.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on December 1, 2026 at 9:00 a.m. (Eastern Time) in a virtual meeting format only, via live webcast at https://event.webcasts.com/starthere.jsp?ei=1779743&tp_key=6c293fd683. There will be no physical location for the Annual Meeting.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on October 6, 2026, the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 45,281,436 ordinary shares outstanding and entitled to vote and no preferred shares outstanding or entitled to vote. The holders of ordinary shares will have one vote for each share they owned as of the close of business on the Record Date.

Shareholder of Record: Shares Registered in Your Name

If at the close of business on October 6, 2026, your ordinary shares were registered directly in your name with our transfer agent, then you are the shareholder of record for these shares. As a shareholder of record, you may vote during the virtual Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete and return the enclosed proxy card or submit your proxy card electronically by following the instructions provided in the proxy card to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on October 6, 2026, your ordinary shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. The availability of electronic voting will depend on the voting process of the broker or nominee. Certain of these institutions offer the ability to direct your agent how to vote electronically. You are also invited to attend the virtual Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares during the virtual Annual Meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent that is considered the shareholder of record of the shares.

What am I voting on?

There are two matters scheduled for a vote at the Annual Meeting:

1.      To re-elect each of our five existing directors as a director of the Company to hold office until the next annual general meeting of the Company.

2.      To ratify the appointment of the Company’s independent registered public accounting firm.

Will there be any other items of business on the agenda?

The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

What is the Board’s voting recommendation?

The Board recommends that you vote your shares:

1.      “FOR” the re-election of the five director nominees (Proposal No. 1); and

2.      “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 2).

If you are a beneficial owner of our shares, the availability of voting electronically will depend on the voting process of the broker or nominee.

How do I vote?

For Proposal No. 1, you may vote “For” or “Against” each of the director nominees or abstain from voting. For Proposal No. 2 you may vote “For” or “Against” or abstain from voting. The procedures for voting are described below, based upon your form of ownership.

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote during the virtual Annual Meeting at https://event.webcasts.com/starthere.jsp?ei=1779743&tp_key=6c293fd683. If you do not wish to vote at the Annual Meeting or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card or vote by proxy on the internet. The procedures for voting by proxy are as follows:

•        To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.

•        To vote by proxy electronically, follow the instructions on your proxy card.

Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from WhiteFiber. To ensure that your vote is counted, simply complete and mail the proxy card or, if provided by your agent, follow the instructions for submitting your proxy electronically. To vote electronically at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent that is considered the shareholder of record of the shares. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy. If you are a beneficial owner of our shares, the availability of voting electronically will depend on the voting process of the broker or nominee.

If you have any questions or require any assistance with voting your shares, please call our proxy solicitor.

How many votes do I have?

On each matter to be voted upon, holders of ordinary shares will have one vote for each ordinary share they owned as of the close of business on the Record Date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, that means that your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a shareholder of record, you may revoke your proxy in any one of three ways:

1.      You may send in another proxy with a later date.

2.      You may notify us in writing (or if the shareholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) before the Annual Meeting that you are revoking your proxy. Written notice of such revocation should be sent to our transfer agent, TranShare Corporation, at 17755 US Highway 19 N,
Suite 140, Clearwater FL 33764, Attn: Proxy Team.

3.      You may vote during the virtual Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the voting instructions from that organization included with these proxy materials, or contact that organization to determine how you may revoke your proxy. The availability of voting electronically will depend on the voting process of the broker or nominee.

How are my shares voted if I give no specific instruction?

Your proxy must vote your shares as you have instructed. If there is a matter on which a shareholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted at the discretion of the proxy.

This authorization would exist, for example, if a shareholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies.

If your shares are held in street name, see “What is a broker non-vote?” below regarding the ability of brokers, banks and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.

What is a broker non-vote?

Under rules that govern brokers, banks and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these brokers, banks and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Typically, the ratification of auditors would be considered a discretionary matter at an annual meeting under these rules. A broker may return a voting instruction form on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters for which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”

What are the voting requirements that apply to the proposals discussed in this Proxy Statement?

Proposals	Vote Required	Discretionary Voting Allowed?
1. Re-election of Directors	Ordinary Resolution	No
2. Ratification of Auditors	Ordinary Resolution	See below

An “ordinary resolution” requires the affirmative vote of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote virtually or by proxy, or, in the case of corporations, by their duly authorized representative, at the Annual Meeting.

“Discretionary voting” occurs when a broker, bank or other holder of record does not receive voting instructions from the beneficial owner and votes those shares at its discretion on any proposal as to which rules permit such broker, bank or other holder of record to vote. As noted above, when brokers, banks and other holders of record are not permitted under the rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes.”

What is the effect of votes withheld, abstentions and broker non-votes?

Abstentions:    Under Cayman Islands law (under which WhiteFiber is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast. Therefore, abstentions will have no effect on Proposal 1 — Re-election of Directors or Proposal 2 — Ratification of Auditors.

Broker Non-Votes:    As a result of a change in rules related to discretionary voting and broker non-votes, brokers, banks and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors. Broker non-votes will have no effect on the outcome of the vote on Proposal 1 — Re-election of Directors.

As a result, if you hold your shares in street name and you do not instruct your broker, bank or other such holder how to vote your shares in the election of directors, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. Proposal 2, the proposal to ratify the appointment of Audit Alliance, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, should be considered a discretionary matter. Therefore, your broker, bank or other such holder will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

What is the quorum requirement?

No business may be transacted at any meeting of shareholders unless a quorum is present at the commencement of business. The presence of one or more shareholders holding shares that represent not less than one-third of the votes that may be cast by holders of the outstanding shares carrying the right to vote at the Annual Meeting present virtually or by proxy shall constitute a quorum.

Who will count the votes and serve as independent inspector of election?

The votes will be counted, tabulated and certified by TranShare Corporation, the transfer agent and registrar for our ordinary shares.

Who is paying for this proxy solicitation?

The Company will bear the cost of preparing, printing, assembling and mailing the proxy card, proxy statement and other material which may be sent to shareholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at our request. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or internet. We may reimburse brokers or other persons holding shares in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals and obtaining their proxies. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.

OTHER INFORMATION

Other Matters

We are not aware of any matters other than those stated in this proxy statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Communications with the Board of Directors

Shareholders wishing to communicate with the Board or any individual director may write to the Board or the individual director c/o WhiteFiber, Inc., 31 Hudson Yards, 11th Floor, Suite 30, New York, NY, 10001; (212) 463-5121. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. All such communications will be forwarded to the full Board or to any individual director or directors to whom the communication is directed unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Company has the authority to discard the communication or take appropriate legal action regarding the communication.

Householding of Proxies

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, can reduce the volume of duplicate information received at households. While the Company does not household, a number of brokerage firms with account holders have instituted householding. Once a shareholder has consented or receives notice from their broker that the broker will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes their consent. If your notice of internet availability of proxy materials or your annual report and proxy statement, as applicable, have been householded and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and we will promptly deliver a separate copy of the notice of internet availability of proxy materials or your annual report and proxy statement, as applicable, by writing to: WhiteFiber, Inc. 31 Hudson Yards, Floor 11, Suite 30, New York, NY 10001.

Advance Notice for Shareholder Nominations and Proposals for the 2027 Annual Meeting

Proposals received from shareholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the Company’s 2027 annual general meeting if they are received by the Company on or before June 22, 2027. All proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of shareholder proposals in company-sponsored proxy materials. Any proposal should be directed to the attention of the Company’s Secretary at 31 Hudson Yards, Floor 11, Suite 30, New York, NY 10001.

In order for a shareholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered at any annual general meeting of shareholders, our Articles require that such proposal be made by an eligible shareholder who has delivered a timely notice to the Secretary of the Company at our principal executive offices and otherwise meets the information and procedural requirements prescribed by our Articles. In order for a proposal relating to business to be conducted at our 2027 annual general meeting of shareholders to be “timely” under the Company’s Articles, it must be received by the Secretary of the Company at our principal executive office not less than seven nor more than 42 Clear Days before the date appointed for the meeting. A “Clear Day” is defined in our Articles as a period excluding the day that the notice is given and the day for which it is to take effect. For the 2027 Annual Meeting, this means that any such proposal or nomination must be submitted no later than November 23, 2027 and no earlier than October 19, 2027. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8, must comply with the requirements of our Articles, or they may be excluded from consideration at the meeting.

In addition to satisfying the foregoing requirements, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by October 2, 2027.

Where You Can Find More Information

The Company files annual, quarterly, and current reports and other documents with the SEC under the Exchange Act. The Company’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may read and copy any document the Company files at the website of the SEC referred to above. The Company’s file number with the SEC is 001-42780. You may also request a copy, free of charge, by writing to: WhiteFiber, Inc. 31 Hudson Yards, Floor 11, Suite 30, New York, NY 10001.

Proxy Card

WhiteFiber, Inc.

FORM OF PROXY FOR ANNUAL GENERAL MEETING
To Be Held on December 1, 2026

THE BOARD RECOMMENDS A VOTE “FOR”
THE PROPOSALS.

1.      To approve the re-election of Sam Tabar as a Director of the Company.

“It is resolved as an Ordinary Resolution that Sam Tabar be re-elected as a director of the Company to hold office until the next annual general meeting or until his successor is duly elected and qualified.”

___ FOR            ___ AGAINST            ___ ABSTAIN

2.      To approve the re-election of Pruitt Hall as a Director of the Company.

“It is resolved as an Ordinary Resolution that Pruitt Hall be re-elected as a director of the Company to hold office until the next annual general meeting or until his successor is duly elected and qualified.”

___ FOR            ___ AGAINST            ___ ABSTAIN

3.      To approve re-election of Michael Rulf as a Director of the Company.

“It is resolved as an Ordinary Resolution that Michael Rulf be re-elected as a director of the Company to hold office until the next annual general meeting or until his successor is duly elected and qualified.”

___ FOR            ___ AGAINST            ___ ABSTAIN

4.      To approve re-election of Ichi Shih as a Director of the Company.

“It is resolved as an Ordinary Resolution that Ichi Shih be re-elected as a director of the Company to hold office until the next annual general meeting or until his successor is duly elected and qualified.”

___ FOR            ___ AGAINST            ___ ABSTAIN

5.      To approve re-election of Jiashu (Bill) Xiong as a Director of the Company.

“It is resolved as an Ordinary Resolution that Jiashu (Bill) Xiong be re-elected as a director of the Company to hold office until the next annual general meeting or until his successor is duly elected and qualified.”

___ FOR            ___ AGAINST            ___ ABSTAIN

6.      To approve ratification of the appointment of the Company’s independent registered public accounting firm.

“It is resolved as an Ordinary Resolution that the appointment of Audit Alliance, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2027, be confirmed, ratified and approved.”

___ FOR            ___ AGAINST            ___ ABSTAIN

7.      To approve ratification of the Adjournment Proposal.

“It is hereby resolved as an Ordinary Resolution, that the adjournment of the General Meeting to a later date or dates to be determined by the chairman of the General Meeting, or indefinitely, if necessary or convenient, to permit further solicitation and vote of proxies if the Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the other proposal be confirmed, ratified and approved in all respects.”

___ FOR            ___ AGAINST            ___ ABSTAIN

This Proxy is solicited on behalf of the management of WhiteFiber, Inc.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the proposals described above.

TO VOTE ONLINE:    www.Transhare.com click on Vote Your Proxy

Enter Your Control Number:

TO VOTE BY EMAIL:    Please email your signed proxy card to Proxy@Transhare.com

TO VOTE BY FAX:    Please fax this proxy card to 1.727. 269.5616

TO VOTE BY MAIL:    Please sign, date and mail to

Proxy Team

Transhare Corporation

17755 US Highway 19 N

Suite 140

Clearwater FL 33764

IMPORTANT:    Please date this Proxy and sign exactly as your name or names appear hereon. If shares are held jointly, both owners must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full titles.

Signature of Shareholder

Signature of Joint Shareholder

Dated: